Exhibit 99.1

NEWS RELEASE

For Immediate Release	Contact: Randy Burchfield Senior Vice President Corporate Communications randy.burchfield@bxs.com 662/620-4136

Thomas Stanton Elected to the BancorpSouth Board of Directors

TUPELO, MS – October 26, 2015 – BancorpSouth, Inc. (NYSE: BXS) has announced the election of Thomas R. Stanton to the Board of Directors of the Company and the Board of Directors of BancorpSouth Bank, effective as of October 28, 2015. He will serve as a director of the Company until its 2016 annual meeting of shareholders, at which time the Company expects that Stanton will be nominated to a full term.

Stanton is currently the Chairman of the Board of Directors and Chief Executive Officer of ADTRAN, Inc., a publicly-traded company headquartered in Huntsville, Alabama, and one of the world’s most successful telecommunications companies. ADTRAN, Inc. offers more than 1,700 network access products and systems used to enable Internet access, telephony, data transport and video over voice and data networks. Stanton served as Chairman of the Federal Reserve Bank of Atlanta’s Birmingham Branch from January, 2013 until December, 2014.

“BancorpSouth is pleased to have this outstanding technology industry leader join our Company’s Board of Directors,” said Dan Rollins, BancorpSouth Chairman and Chief Executive Officer. “Tom Stanton’s extensive management experience and business acumen will be extremely valuable to the Board,” added Hassell Franklin, BancorpSouth Lead Director and Chairman of the Nominating and Corporate Governance Committees.

Stanton assumed the role of Chief Executive Officer of ADTRAN, Inc. in 2005 and Chairman of the Board in 2007.

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Prior to joining ADTRAN, he served as an executive for Transcrypt International and held several senior management positions with E. F. Johnson Company.

In addition to serving as the Chairman of the Federal Reserve Bank of Atlanta’s Birmingham Branch, he has also served on the Board of Directors for a number of technology companies, the Chamber of Commerce of Huntsville/Madison County, and as Chairman for the Telecommunications Industry Association (TIA). He is also a Board member for the Economic Development Partnership of Alabama (EDPA). Stanton holds a Bachelor of Science degree in Computer Engineering from Auburn University.

BancorpSouth, Inc. is a financial holding company headquartered in Tupelo, Mississippi, with approximately $13.8 billion in assets. BancorpSouth Bank, a wholly-owned subsidiary of BancorpSouth, Inc., operates 286 commercial banking, mortgage, and insurance locations in Alabama, Arkansas, Florida, Louisiana, Mississippi, Missouri, Tennessee and Texas, including an insurance location in Illinois. “Like” us on Facebook; follow us on Twitter@MyBXS; or connect with us through LinkedIn.

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